EXHIBIT 10.25

2005 – JIM CONTARDI (“YOU” OR “YOUR”) SALES COMPENSATION PLAN (THE “PLAN”)

1. PLAN OBJECTIVES

1.	Provide compensation that stimulates desired sales activities that will directly affect the growth and profitability of Entrust.

2.	Offer a competitive total compensation package that facilitates Your retention.

3.	Provide You with a strong financial incentive for sales quota achievement, including significant upside potential, clearly communicating a pay-for-performance orientation.

4.	Provide You with a consistent and easy to understand approach that is simple to administer, and provides flexibility for future modifications.

2. PLAN SUMMARY

Subject to this Plan, You will receive the commission payments that are described in Schedule A to this Plan.

3. GENERAL RULES REGARDING COMMISSIONS

•	All references to currency in this Plan are in US dollars.

•	This Plan applies only to commissionable activity in 2005. To be eligible for commissions under this Plan, You need to sign and return this Plan on or before March 8, 2005. This Plan replaces and supercedes all of Your prior commission plans with Entrust concerning 2005.

•	While commission payment in respect of a transaction is made on Recognized Product Revenue, commissions are not earned until payment is collected from the customer. If payment is not timely made by a customer, then Entrust will be entitled to set off such commissions against future commissions or other payments due to You or demand repayment by You.

•	Commissions will normally be paid within 45 days following the end of quarter.

•	You need to report any potential error within 90 days of receipt of the relevant statement or payment, whichever is later, failing which the commissions will be deemed to be properly paid and Entrust will not be required to make any adjustment.

•	Notwithstanding anything to the contrary in this Plan, You must be Actively Employed by Entrust at the time the commission associated with such sale or license is recognized as revenue to be entitled to payment on that revenue. You are not entitled to receive any commissions or Bonus for any revenue recognized by Entrust after You cease to be Actively Employed by Entrust.

•	You are “Actively Employed” if You have not given notice to Entrust of Your resignation or intent to resign, and You have not received from Entrust written notice of termination of Your employment (regardless of the sufficiency of any such Notice of Termination). “Notice of Termination” means the amount of notice of termination, severance, or pay in lieu of notice, if any, provided to You. You cease to be Actively Employed by Entrust as of the date (i) that Entrust receives notice of resignation or intent to resign, or (ii) that Entrust provides written notice to You of Your termination (regardless of the sufficiency of any such Notice of Termination).

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If at the time that You cease to be Actively Employed by Entrust, commissions have been paid to You and the corresponding revenue has not been recognized and collected by Entrust, then such commissions and/or sales bonuses shall be deemed to have been overpaid (“Commission Overpayments”). Any payments that may be due to You, including, but not limited to, commissions, recoverable draws, salaries, bonuses, termination payments, severance payments, payments in lieu of notice, and/or expense reimbursements, may be withheld and set off against Commission Overpayments. Any Commission Overpayments remaining after any such set offs shall be due and payable by You to Entrust as of the date that You ceased to be Actively Employed by Entrust. However, Entrust may withhold any commissions and/or bonus that may be due upon You ceasing to be Actively Employed by Entrust for up to one hundred and twenty (120) days after such cessation date to allow Entrust to make any necessary adjustments to Your commissions due to changes in any previously recognized sale or license that may occur after You ceased to be Actively Employed by Entrust. Entrust may further withhold commissions until You has submitted to Entrust a summary of all business expenses for which You are seeking reimbursement, and proof that all outstanding charges on any corporate credit cards have been paid. Entrust may also deduct from any commissions that may be owing to You any charges for expenses that have been charged against corporate credit cards and that have not been paid by You.

•	The Compensation Committee (CC) shall be responsible for the implementation and ongoing administration of this Plan. Any questions arising from the administration or interpretation of this Plan are subject to the sole and final determination of the CC. In particular, the CC will interpret what constitutes revenue recognition, what constitutes standard sales practices, and what constitutes Recognized Product Revenue. You expressly acknowledge that the CC may refuse to include in commission calculations for any revenue recognized for the sale that does not conform to Entrust standard sales practice. For example, the CC may not pay commissions on transactions with non-standard pricing or unusual terms and conditions which have not been approved by the CEO of Entrust. Additionally, You expressly acknowledge that if for any reason the gross product margins fall below the Margin set out in Schedule B in any calendar quarter, the Recognized Product Revenue will be reduced based upon the third party expense increase in the discretion of the CC. In order to help You with interpretation of this Plan, the CC may from time to time issue short interpretation bulletins.

•	In the discretion of the CC, the Targets and Thresholds set out in Schedule A are subject to increase based upon merger and acquisition events that occur during 2005, to the extent that such merger and acquisition events increase the Recognized Product Revenue.

•	The CC may amend or discontinue this Plan at any time with respect to future incentives or awards through notice to You; however, any incentives or awards earned up to the date of modification or termination will be distributed in accordance with the Plan provisions at the time they were earned. To be binding on Entrust, an amendment must be in a document signed by the CEO of Entrust.

•	Nothing in the Plan shall be interpreted as giving You the right to be retained as an employee of the Company, or of limiting the Company’s rights to control or terminate Your employment at any time in the course of its business.

•	The terms of this Plan will be governed by the laws of the State of Texas. If any provision of this Plan is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

The undersigned has read and agrees to be bound by this Plan. The undersigned agrees that this Plan will be part of his employment relationship with Entrust. The undersigned acknowledges that sales plans are common practice in the software industry and it is common practice to modify sales plans from time to time. Finally, the undersigned acknowledges that he or she has had an opportunity to review this plan with a lawyer.

/s/ Jim Contardi	/s/ F William Conner
Jim Contardi	F William Conner Chairman and Chief Executive Officer, Entrust, Inc.

7 MAR 05
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